SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  February 6, 2001
                                                   ----------------


                     Commodore Environmental Services, Inc.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)




        Delaware                    0-10054                  87-0275043
----------------------------      ---------------            ----------
(State or other jurisdiction       (Commission              (I.R.S. Employer
   of incorporation)               File Number)             Identification No.)

         150 East 58th Street, Suite 3238
         New York, New York                                     10155
         ----------------------------------------           ------------------
         (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (212) 308-5800
                                                     --------------



          (Former Name or Former Address, if Changed Since Last Report)


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                           CURRENT REPORT ON FORM 8-K

                     COMMODORE ENVIRONMENTAL SERVICES, INC.

                                February 6, 2001


Item 5.   Other Events.
          ------------



     In 1993 and 1994, our Company issued a total of $4,000,000 principal amount of convertible bonds with an interest rate of 8.5%, payable quarterly. The bonds are convertible at any time, at the election of the shareholder, into shares of our common stock at the rate of one share per $1.00 of bond principal. The bonds are currently secured by a pledge of 16,800,000 shares of our common stock and 6,000,000 shares of common stock of our affiliate, Commodore Applied Technologies, Inc., that we currently own. The maturity date of the bonds was originally December 3, 1998, but was extended to June 3, 2000 and extended again to December 4, 2000 by mutual agreement between our company and the bondholder. As of December 4, 2000, when the Company did not pay the outstanding principal of the bonds, through February 6, 2001 there was a continuing forbearance.


     The Company has, however, continued to make quarterly interest payments, the last of which in the amount of $85,000 was made on January 5, 2001. There was a notice of default on February 6, 2001, subsequent to which, the bondholder has begun the process to take possession of the shares pledged to secure the bonds. Further, the bondholder has affirmed that it will not vote any of these shares. Based on the market value of the pledged shares as of February 6, 2001, the collateral has a value of $3,648,000. On February 22, 2001, the Company delivered to the bondholder documents relating to the transfer of the collateral.


     The outstanding $4,000,000 principal amount of the bonds is currently due and payable and any difference after the sale of the collateral will still remain as an obligation of the Company.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         COMMODORE ENVIRONMENTAL SERVICES, INC.




Date:  February 23, 2001                 By: /s/ Bentley J. Blum
                                         ---------------------------------------
                                         Bentley J. Blum, Chairman of the Board,
                                         President and Chief Executive Officer